NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2010
BIRMINGHAM, AL – (PRNewswire) – November 3, 2010 – ProAssurance (NYSE: PRA) Corporation reports Operating Income of $41.5 million or $1.30 per diluted share for the third quarter of 2010. For the nine months ended September 30, 2010 Operating Income was $123.4 million or $3.80 per diluted share. Net Income for the quarter was $51.1 million or $1.59 per diluted share and $129.5 million or $3.99 per diluted share for nine months ended September 30, 2010. Third Quarter Total Revenue was $181.1 million; for the first nine months of 2010, Total Revenue was $506.6 million. Book Value per Share is $58.90, a 12% increase since year-end 2009.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Gross Premiums Written	$158,998	$168,559	$414,697	$434,714
Net Premiums Written	$149,693	$158,705	$383,783	$401,634
Net Premiums Earned	$130,300	$131,956	$379,124	$363,591
Net Investment Income	$35,639	$38,573	$110,348	$112,839
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(1,281)	$1,637	$2,544	$328
Net Investment Result	$34,358	$40,210	$112,892	$113,167
Net Realized Investment Gains (Losses)	$14,712	$7,275	$8,807	$4,822
Total Revenues	$181,134	$182,594	$506,592	$488,804
Guaranty Fund Assessments (Recoupments)	$91	$(152)	$(659)	$(630)
Interest Expense	$832	$808	$2,472	$2,638
Total Expenses	$112,738	$103,118	$324,448	$295,081
Tax Expense	$17,344	$24,275	$52,599	$56,274
Net Income	$51,052	$55,201	$129,545	$137,449
Operating Income	$41,548	$52,219	$123,392	$135,751
Net Cash Provided by Operating Activities	$32,707	$2,570	$108,626	$15,941

Earnings per Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Weighted average number of common shares outstanding
Basic	31,642	32,701	32,135	32,988
Diluted	32,047	33,023	32,508	33,267
Operating Income per share (Basic)	$1.31	$1.60	$3.84	$4.12
Operating Income per share (Diluted)	$1.30	$1.58	$3.80	$4.08
Net Income per share (Basic)	$1.61	$1.69	$4.03	$4.17
Net Income per share (Diluted)	$1.59	$1.67	$3.99	$4.13

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of net realized gains or losses and guaranty fund assessments or recoupments and debt retirement loss. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains or losses and guaranty fund assessments or recoupments incurred during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Income	$51,052	$55,201	$129,545	$137,449
Items Excluded in the Calculation of Operating Income:
(Gain) Loss on the Extinguishment of Debt	$-	$2,839	$-	$2,839
Net Realized Investment (Gains) Losses	$(14,712)	$(7,275)	$(8,807)	$(4,822)
Guaranty Fund (Recoupments) Assessments	$91	$(152)	$(659)	$(630)
Pre-Tax Effect of Exclusions	$(14,621)	$(4,588)	$(9,466)	$(2,613)
Tax Effect at 35%	$5,117	$1,606	$3,313	$915
Operating Income	$41,548	$52,219	$123,392	$135,751
Per Diluted Common Share:
Net Income	$1.59	$1.67	$3.99	$4.13
Effect of Adjustments	$(0.29)	$(0.09)	$(0.19)	$(0.05)
Operating Income Per Diluted Common Share	$1.30	$1.58	$3.80	$4.08

Key Ratios	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Current Accident Year Loss Ratio	86.9%	84.9%	85.2%	83.5%
Prior Accident Year Loss Ratio	(25.6%)	(32.2%)	(25.3%)	(26.9%)
Net Loss Ratio	61.3%	52.7%	59.9%	56.6%
Expense Ratio	24.0%	21.9%	24.4%	22.5%
Combined Ratio	85.3%	74.6%	84.3%	79.1%
Operating Ratio	57.9%	45.4%	55.2%	48.1%
Return on Equity	11.3%	13.9%	9.8%	11.9%

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Management Commentary
“We continue to maintain our focus on the long-term success of the Company, which enhances value for our shareholders and provides security for our policyholders.” said ProAssurance’s Chief Executive Officer, W. Stancil Starnes. He highlighted ProAssurance’s recent M&A announcement and capital management in the quarter, “We’re actively working on the details of our planned acquisition of American Physicians Services Group, an important strategic expansion that will help us grow both our business footprint and top line in 2011. In addition, we have continued to repurchase our common stock as a part of our capital management initiatives.”

Business Commentary

Gross Written Premium was $159 million for the quarter and $415 million for the nine month period ended September 30, 2010. This compares to $169 million and $435 million for the prior year periods. Sales of two year policies in 2010 accounted for approximately $6.9 million (72%) of the decline in the third quarter, and approximately $16.6 million (83%) of the decline for the year-to-date. Premium from two-year policies is recorded as written premium at inception but earned on a pro-rata basis over the full policy term.

Retention in our consolidated medical professional liability physician book, which we calculate by comparing expiring premium on renewed risks against total expiring premium, reached 90% in the third quarter, two points higher than in 2009. Retention for the nine months ended September 30, 2010 was 89%, compared to 90% a year ago.

Pricing on this book of business rose 2% on average during the third quarter of 2010, compared to an average decrease of 1% in 2009. For the first three quarters of 2010, average renewal pricing was unchanged, compared to a reduction of 2% in 2009.

Loss severity trends continue to develop favorably compared to our initial projections. We had $33.4 million of net favorable loss reserve development in the third quarter of 2010, compared to $42.5 million a year ago. For the nine months ended September 30, 2010, net favorable reserve development was $95.9 million, compared to $98.0 million a year-ago.

Investment Commentary

Our net investment result (Net Investment Income, plus net income from our investment in unconsolidated subsidiaries) was $34.4 million compared to $40.2 million in the year-ago period. The decline in the yield on our fixed income portfolio accounts for approximately half of the decline in our investment result. In addition we saw a reduction in the equity in earnings of unconsolidated subsidiaries during the quarter. For the first nine months of 2010 our net investment result was essentially unchanged compared to the same period a year ago.

Our CUSIP-level disclosure of our investment holdings as of September 30, 2010 as well as our Third Quarter 2010 Fact Sheet is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Capital Management

We purchased approximately 975,000 shares of our common stock in the open market in the third quarter, spending a total of $55.3 million. For the nine months ended September 30, 2010 we have repurchased 1.6 million shares at a total cost of $94.4 million. From quarter-end through the close of trading on November 2, 2010, we purchased an additional 169,500 shares in our 10b5-1 plan at a cost of $9.7 million. We have approximately $11.2 million left in the share repurchase authorization granted by our Board in September 2009.

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Balance Sheet Highlights
	September 30, 2010	December 31, 2009
Shareholders’ Equity	$1,818,207	$1,704,595
Total Investments	$3,997,998	$3,838,222
Total Assets	$4,771,439	$4,647,414
Policy Liabilities	$2,773,550	$2,780,436
Accumulated Other Comprehensive Income (Loss)	$132,517	$59,254
Goodwill	$122,317	$122,317
Book Value per Share	$58.90	$52.59

Transaction Update

Our proposed acquisition of American Physicians Service Group, Inc. (APS) is proceeding as expected. APS shareholders will vote on the transaction at a Special Meeting on November 29, 2010. Assuming a shareholder vote in favor of the transaction, and the receipt of final regulatory approval from the Texas Department of Insurance, closing will take place shortly after the Special Meeting of APS shareholders.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past four years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information

Live: Thursday, November 4, 2010, 10:00 am et. Investors may dial (888) 778-9053 (toll free) or (913) 312-1472. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through November 26, 2010 at (888) 203-1112 or (719) 457-0820, using access code 4404532. The replay will also be available through November 30, 2010 on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward-looking statements.

Risks that could adversely affect the proposed merger of ProAssurance and American Physicians Service Group include, but are not limited to, the following:

the business of ProAssurance and American Physicians Service Group may not be combined successfully, or such combination may take longer to accomplish than expected;

the cost savings from the merger may not be fully realized or may take longer to realize than expected;

operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

there may be restrictions on our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

the board of directors of American Physicians Service Group may withdraw its recommendation and support a competing acquisition proposal; and

the shareholders of American Physicians Service Group may fail to approve the merger.

The following important factors are among those that could affect the actual outcome of future events:

general economic conditions, either nationally or in our market areas, that are different than anticipated;

regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

the enactment or repeal of tort reforms;

formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from the private insurance market;

the impact of deflation or inflation;

changes in the interest rate environment;

the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and the Dodd-Frank Act of 2010, may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;

the effects of changes in the health care delivery system, including, but not limited to, the recently passed Patient Protection and Affordable Care Act;

uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

bad faith litigation which may arise from our handling of any particular claim, including failure to settle;

loss of independent agents;

changes in our organization, compensation and benefit plans;

our ability to retain and recruit senior management;

our ability to purchase reinsurance and collect payments from our reinsurers;

increases in guaranty fund assessments;

our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group; and

changes in competition among insurance providers and related pricing weaknesses in our markets.

Additional risk factors that may cause outcomes to differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as Current Reports on Form 8-K and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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